Exhibit 99.2

         FOR IMMEDIATE RELEASE:             January 27, 1999
         CONTACT:                           Christine Farrell
                                            Frederick Brewing Co.
                                            301-694-7899, x122


                         Steeple Stout(TM) Back in Time
                              For St. Patrick's Day
             Blue Ridge(R) Steeple Stout(TM) Available February 1999

FREDERICK-- Frederick Brewing Co. announced today the return of the popular Blue Ridge(R) beer, Steeple Stout(TM). Steeple Stout(TM), inspired by the spires over Historic Frederick, was first introduced for St. Patrick's Day in 1995. This award-winning stout has gone on to win Brickskeller's 1997 People's Choice Award, membership in Beer Connoisseur magazine's prestigious list of America's 1997 Top 10 beers, Cheers magazine's 1997 One World Beer Festival Silver Medal, and a silver medal at The Association of Brewers' 1996 World Beer Cup. This heavy, rich, full-bodied stout is sure to warm the soul in the chilly months.

Blue Ridge(R) Steeple Stout(TM) Specifications:

Malts:            2 Row Pale Malt, Munich Malt, Flake Rye, Chocolate Malt,
                  Roasted Barley, Black Malt, Caramel Malt, Carapils Malt
Hops:             Chinook
Bitterness:       High, 50.0 IBU
Color:            Black, 71 SRM
Gravity:          16.5 Plato
Alcohol:          5.6% by Vol.
CO2:              2.5 Vol.

                                     -more-
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Founded in 1993 with the Blue Ridge(R) brand of beers, Frederick
Brewing Co. (FBC) completed an initial public offering (IPO) in 1996. In March 1997, the company moved from a converted warehouse to a purpose-built, 57,000 square foot facility. In December 1997, FBC acquired two microbreweries, Wild Goose Brewery, Inc. and Brimstone Brewing Co., creating the largest craft brewery in the Mid-Atlantic region. Today, Frederick Brewing Co.'s award-winning beers are sold in 33 states and the District of Columbia. FBC shares are traded under the NASDAQ symbol: "BLUE."

Frederick Brewing Co. tours are available every Saturday and Sunday at 1:30p.m. Call 888-258-7434 for directions.
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